SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                   FORM 10-KSB

                   [X] ANNUAL REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                   For the fiscal year ended December 31, 2002


                 [ ] TRANSITION REPORT UNDER SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                         Commission file No. 0-14119-NY

                        POLYMER RESEARCH CORP. OF AMERICA
                        ---------------------------------
                 (Name of small business issuer in its charter)
                 ----------------------------------------------

         NEW YORK                                          11-2023495
-------------------------------                 -------------------------------
(State or other jurisdiction of                 (IRS Employer Identification
incorporation or organization)                             Number)

    2186 Mill Avenue, Brooklyn, NY                        11234
---------------------------------------                 ---------
(Address of principal executive offices)                 (Zip Code)

Issuer's telephone number including area code: (718) 444-4300
                                               --------------

Securities registered pursuant to Section 12(b) of the Act:

                                              NONE

Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes     X      No
     -------       -------

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. X .

State issuers' revenues for its most recent fiscal year - $2,127,457


The aggregate market value of voting stock held by non-affiliates of the Registrant at March 31, 2003 was approximately $1,195,696 based on the last sale price of such stock.

As of March 31, 2003, the Registrant had 2,053,644 shares of Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
                                      NONE

PART I

ITEM 1 - Description Of Business

Polymer Research Corp. of America ("the Company") was incorporated under the laws of New York State in 1963. It is principally engaged in research and development in polymer chemistry, on a contract basis, particularly in the application of chemical "grafting," i.e., techniques for modification of organic and inorganic substances. The Company also manufactures and sells products arising from research activities and textile printing inks. The Company's principal place of business is located at 2186 Mill Avenue, Brooklyn, New York 11234. The Company's phone number at that address is (718) 444-4300.

During 2002, research revenues and products sales accounted for 84 percent and 16 percent of the Company's net revenues, respectively.

For a detailed breakdown of segments of the Company's revenues, income, capital expenditures and identifiable assets, see Note 9 of Notes to Financial Statements.

Research And Development Contract Work

The Company's principal business is that of research and development on a contract basis for other companies in the field of polymer chemistry, i.e., the chemical creation and use of polymers. "Polymers" are essentially compounds of high molecular weight, such as plastics and resins.

Polymers result from chemical reactions of compounds with low molecular weights, called "monomers," which react to form a polymer. Generally, a polymerization reaction (i.e., the chemical creation of a polymer) entails the application of heat to a solution containing the appropriate monomers, in the presence of a catalyst; the result of the reaction can include one or more kinds of polymers.

The Company owns 4 current patents for its chemical "grafting" technology. Chemical "grafting" refers to processes by which surfaces are bonded together, or a coating is affixed to a surface through various polymerization reactions.

By using chemical "grafting" techniques, the Company can form a permanent scratch and corrosion-resistant protective coating on plastics, rubber, metals, and other substances. Based upon the Company's research, management believes that there are many other practical applications of these techniques that have not yet been fully developed or discovered.

Research and development contract work for specific application of its chemical "grafting" techniques has been done for pharmaceutical companies and manufacturers of industrial equipment, tires, packaging material, pipes, tubes and plastic films, and other enterprises.

A majority of the Company's research and development work in chemical "grafting" is done for customers in the private sector. The Company markets its research and development services by contacting businesses which might have a use for chemical "grafting." Typically the Company and the prospective customer determine the possible application of chemical "grafting" in which the customer has an interest. The Company then submits a research proposal based on specifications provided by the prospective customer. If the proposal is accepted, or if an acceptable proposal is negotiated, the Company enters into a contract with the customer and commences the research that is required.

A majority of the Company's research and development contracts are for specified periods of time. Most such contracts extend for a period of three to four months. The remainder of the Company's research and development contract work is done either on a lump sum or month-to-month basis.

Research revenue earned from foreign customers outside the United States aggregated approximately $660,000 for 2002, representing approximately 31% of total annual research revenues for 2002.

Almost all of the research and development contracts provide that if the Company successfully develops a patentable new process while working on the contract, the Company will assign patent rights to the customer who then will have the exclusive right to use that process. This right generally extends only for uses which the Company was hired to do the research, and in some instances, is dependent upon the customer making specified payments to the Company. The Company believes that these provisions in its contracts are necessary and have not unreasonably inhibited the Company's research and development projects for other customers.

As of December 31, 2002, the Company employed seven in-house sales persons to market its research and development contracts, primarily through bulk mailings and presence on the Internet to targeted potential customers.

To date, all of the Company's research and development services have been related to contracts for customers.

Production

The Company manufactures formulations resulting from research work predominantly as an accommodation for the companies for whom the research work was done. The Company also has, since its inception, produced and sold color inks, and components thereof. These products are used by textile businesses for the printing of textiles.

Employees And Employee Relations

As of December 31, 2002, the Company had 34 full-time employees. The President and the 11 other scientists in the Company's Research Department are engaged in research and development. The Production Department has 2 employees who are engaged in the production of items arising from research and textile inks. There are 5 employees in the sales and marketing departments. In addition, there are 10 clerical employees and 3 maintenance employees.

The Company's technical staff sign nondisclosure agreements whereby they agree to keep the technical information and processes of the Company confidential. In those agreements, such technical personnel also agree to unconditionally assign to the Company all techniques and inventions developed by them in furtherance of or related to Company projects.

None of the Company's employees are members of a labor union. There have been no strikes or work stoppages and the Company believes its employee relations are satisfactory.

Competition

The fields in which the Company does business are highly competitive.

In its contract research and development business, the Company competes with the in-house research and development staffs of its customers and scientists at educational institutions and foundations who will service private customers. The Company also faces potential competition from research and development companies which are substantially larger than the Company, and various private laboratories, although the Company believes that it is presently the only Company doing contract research and development work in the field of chemical "grafting" for other companies. The Company's "grafting" techniques include the use of innocuous or mild non-alkaline and non-acidic chemicals. In addition, the Company's method of grafting, by use of chemicals, is less expensive than other methods such as gamma ray grafting.

In its textile ink business, the Company faces intense competition from a variety of competitors, many of whom are substantially larger and have significantly greater resources, reputations and marketing abilities than does the Company, and the Company is not a significant factor in this business.

Environmental Consideration

The Company does not believe that its operations are adversely affected by existing environmental regulations. The Company's primary waste products are non-toxic and non-corrosive such as wood, paper and cardboard and are disposed of by a private sanitation company. The small amount of chemicals that the Company disposes of are sealed in non-corrosive containers and are removed from the premises by a company that is licensed to dispose of corrosive waste.

Patents

The Company's President and other employees of the Company have assigned a total of 20 current United States patents to its clients. The assigned patents, which cover the basic grafting process, were issued between 1986 and 2002. Each patent is effective for 17 years from the date of its issuance. The Company currently owns four patents in the field of chemical grafting, which expire between 2004 and 2019.

Management can give no assurance that any of the patents, which the Company possesses or might possess in the future, will be enforceable or, if enforceable, will provide the Company or the holder thereof with an advantage over its competitors.

ITEM 2. Description Of Property

The Company's offices, research and development and manufacturing facilities are located in a 64,000 square foot three-story building at 2186 Mill Avenue, Brooklyn, New York, which the Company has owned since 1990 (see Note 5 of Notes to Financial Statements).

The Company utilizes the space in the following manner: approximately 11,000 square feet is devoted to office space; approximately 10,000 square feet is devoted to production of items resulting from research and textile inks; approximately 35,000 square feet is devoted to research and laboratory facilities and 8,000 square feet is devoted to warehousing inventory. The Company also leases approximately 3,200 square feet of office space in Phoenix, Arizona which serves as its West Coast sales and marketing office and laboratory.

The Company believes that its facilities are adequate for its current needs and those of the foreseeable future.

ITEM 3. Legal Proceedings

The Company is a defendant in certain lawsuits that arose in the normal course of the Company's business. In the opinion of management, the allowance the Company has provided is sufficient to cover the potential damages and expenses that may be incurred in these proceedings. Accordingly, management does not believe these proceedings will have a material adverse affect on the Company's financial condition.

ITEM 4. Submission Of Matters To A Vote Of Security Holders

During the fourth quarter of 2002, no matters were submitted to a vote of the Company's security holders.

PART II

ITEM 5. Market For Common Equity And Related Stockholder Matters


For the past two fiscal years, the Company's Common Stock trade on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") small capital market. The following table sets forth the high and low bid prices for the periods indicated where the Common Stock is traded under the symbol PROA. The indicated prices are interdealer prices without retail markups, markdowns or commissions and do not necessarily represent actual sales. The limited amount of sales within these ranges should not be interpreted to indicate that an established trading market exists for the shares of Common Stock, nor do these prices necessarily accurately reflect the true value of such shares.

                                                       Bid Prices
                                                  -------------------

        2002                                     LOW           HIGH
        ----                                     ---           ----
October - December                               1.10          5.91
July - September                                 1.70          3.50
April - June                                     0.56          1.80
January - March                                  0.50          1.00


        2001
        ----

October - December                               0.77          1.02
July - September                                 0.85          1.01
April - June                                     0.94          1.20
January - March                                  1.00          2.22

Beginning February25, 2003, the Company's common stock was delisted from NASDAQ and currently trades on the over-the-counter electronic bulletin board.

Dividend Policy

The Company has paid no cash dividends to its stockholders since its incorporation and has no present intention to do so. The payment of dividends in the future will be determined by the Board of Directors based on the Company's earnings, financial condition, capital requirements and other factors at the time.

On July 20, 1995 the Company adopted a Shareholders Rights Plan. The Rights Plan provides for the issuance of one stock right, entitling the holder to buy one share of common stock at a price of $25 (subject to adjustment), for each outstanding share of the Company's common stock. The rights will become exercisable only if an "acquiring party" (as defined) acquires or announces a tender offer to acquire 15% or more of the Company's common stock. The rights expire July 31, 2005 (See Note 7 of Notes to Financial Statements).

As of March 31, 2003, there were 2,053,644 shares outstanding, which were held by approximately, 400 shareholders of record and approximately 1,000 additional beneficial owners.

Sales Of Unregistered Securities

On July 18, 2002, the Company issued 150,000 shares of common stock to Eli Weinstein for a purchase price of $225,000. The shares of commons stock were not registered under the Securities Act of 1933. The issuance of the shares was exempt from registration pursuant to Section 4 (2) of the Securities Act as a transaction not involving any public offering. Simultaneously, the Company granted 150,000 warrants to Mr. Weinstein, which expired unexercised.

ITEM 6. Management's Discussion And Analysis Of Financial Condition And Results Of Operations

The Company is primarily engaged in the business of performing research and development on a contract basis. Additionally, the Company manufactures and sells chemical products arising from its research activities as well as inks used by textile businesses for the printing of textiles. Availability of production of research breakthroughs is an important marketing tool of the Company to its research customers. No material capital expenditures are foreseen nor considered necessary in the next twelve months for the continued production of textile inks and chemical products.

Revenue Trend Analysis:                   Year Ended December 31,
                           ---------------------------------------------------
                                                                Percentage of
                              ($ In Thousands)                  Total Revenues
                           -----------------------          ------------------
                           2002              2001              2002       2001
                           ----              ----              ----       ----
Research                  $1,780            $4,361             87.0%      86.0%
Production                   348               711             13.0%      14.0
                          ------            ------            -----       -----
Total Revenues            $2,128            $5,072            100.0%      100.0%
                          ======            ======            =====       =====

Total revenues decreased $ 2,943,784 or 58% from $5,071,241 in 2001 to $2,127,457 in 2002. Research revenue decreased 59% or $2,581,544 while production sales decreased 51% or $363,091 from 2001 to 2002.

The decrease in annual research and production sales was primarily the result of decreased market demand for research and production related to an inconsistent economy and a decreasing customer base. The rate of inflation has not had a material impact upon the results of operations.

Cost of Revenue Trend Analysis:
                                          Year Ended December 31,
                           ---------------------------------------------------
                                                                Percentage of
                              ($ In Thousands)                  Total Revenues
                           -----------------------          ------------------
Research                  $  889            $  957          41.7%       18.8%
Production                   473               513          22.2%       10.1%
                          ------            ------          ----        ----
Total Revenues            $1,362            $1,470          28.0%       28.9%
                          ======            ======          ====        ====

Costs of revenues as a percentage of sales increased in 2002 as compared to 2001 primarily as a result of decreased sales with a similar labor force.

Selling, General and Administrative Expenses Trend Analysis

                                          Year Ended December 31,
                          ---------------------------------------------------
                                                                Percentage of
                              ($ In Thousands)                  Total Revenues
                           -----------------------          ------------------
Selling, General and

Administrative expense        $2,561    $3,601                120%   70.1%
                              ======    ======               =====   =====

Selling, general and administrative expenses, as a percentage of sales increased dramatically 142% in 2002, as compared to 72.6% during 2001. The increase is attributed to similar expenses with substantially decreased sales. The key variable to the Company's success is the number of research contracts it can secure and complete in accordance with their respective terms. Over the past 18 months, demand for the Company's research has decreased markedly, which management believes is partially attributable to general economic factors. Management cannot predict if, or when, demand for the Company's services will increase.

Income taxes:

A total income tax benefit of $235,641 was provided for income taxes for 2002 as compared to a provision of $ 7,955 in 2001. The benefit for income taxes in 2002 and 2001 were calculated based on the statutory federal income tax rates plus state and local taxes.

Liquidity And Capital Resources

Cash and certificates of deposit have decreased to $ 204,508 at December 31, 2002 from $ 711,952 at December 31, 2001. (See the statement of cash flows for a more detailed analysis of opening versus closing cash). Cash is generated by and used by the Company through its operations.

Cash flow of the Company is a direct result of net income and net cash provided from operating activities. Credit extended by the Company in the form of receivables and received in the form of payables has not had and will not have a significant impact on cash flow.

During the early portion of 2003, the Company required additional working capital and received a loan from its Senior Vice President of approximately $99,000. However, during the balance of the first quarter of 2003, the Company experienced an increase in new research contracts and greater cash receipts from operations. For the period January 1, 2003 through March 31, 2003, collections of accounts receivable and deposits for new research contracts exceeded $800,000.

The Company does not anticipate any material capital expenditures in the next 12 months. The Company's cash position at December 31, 2001 is not deemed sufficient to cover a continued sales downturn. Over both the long and short term, liquidity will be the direct result of sales and the impact of sales on profitability. Although revenues are expected to return to higher levels again in 2003, continued low sales would make it impossible for the Company to continue operations due to insufficient cash flow. Accordingly, the Company is actively seeking to raise additional capital. There can be no assurance that the Company will be successful in raising such funds and that if additional funds are raised, that they will be sufficient to maintain the Company until its operations achieve profitability.

For the year ending December 31, 2002, the Company will elect to carryback the current year net operating loss, which will result in an estimated federal refundable tax credit of $ 272,500. Additionally, during the first quarter of 2003, the Company received an approval for an SBA Disaster

Loan for $491,500. The loan requires no payments of principle or interest during the first two years. The term of the loan is thirty years and bears interest at 4.5%. The Company expects to receive funding from the loan during the second quarter of 2003.

The ratio of current assets to current liabilities at December 31, 2002 was 1.32 to 1.0 as compared to 1.70 to 1.0 at December 31, 2001.

Cash flow from investing activities is not expected to have an impact on cash flow in the next twelve months. No significant changes to operating expenses are anticipated within the next twelve months.

ITEM 7. Financial Statements

The response to this item appears on pages F-1 - F-18, and is hereby incorporated herein.

ITEM 8. Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.

               None.

PART III

ITEM 9. Directors, Executive Officers, Promoters, And Control Persons; Compliance With Section /16(A) Of The Exchange Act.


The directors and executive officers of the Company as of December 31, 2002 are as follows:

NAME                      AGE              POSITION
----                      ---              --------
Carl Horowitz              79            President and Director

Irene Horowitz             79            Senior Vice President and Director

John M. Ryan               47            Executive Vice President, Corporate
                                         Research and Director

Alice J. Horowitz          43            Vice President of Polymer West Coast
                                         branch and Director

Boris Jody                 83            Director

Jascha J. Gurevitz         84            Director

Anna Dichter               89            Secretary, Treasurer

Terry J. Wolfgang          41            Director

Dr. Mohan Sanduja          67            Vice President, R & D and Director

Clare Chamow               68            Vice President, Office Management

Carl Horowitz founded the Company and has devoted his full time and efforts to the affairs of the Company, as its President and as a Director, since 1963. Mr. Horowitz received a B.S. in Chemical Engineering at Columbia University in New York in 1950, and a Master of Science degree in Polymer Chemistry from Polytechnic Institute of Brooklyn in 1961. Mr. Horowitz is the husband of Irene Horowitz and the father of Alice J. Horowitz and Terry J. Wolfgang.

Irene Horowitz has been a Director and a Senior Vice President of the Company since 1980. Mrs. Horowitz devotes her full time and efforts to the affairs of the Company, and her primary responsibility as Senior Vice President is to oversee the operations of the Company. Mrs. Horowitz is the wife of Carl Horowitz and the sister of Anna Dichter and the mother of Alice J. Horowitz and Terry J. Wolfgang.

John M. Ryan has been a Director since September, 1984. Mr. Ryan has been employed by the Company since 1981 as a technical director of Special Product Development and has been the Executive Vice President of Corporate Research since 1985.

Alice J. Horowitz was a Senior Vice President. In 1987, she became a Director. During 1995 Ms. Horowitz relocated outside of New York and now operates a sales office of Polymer Research Corp. of America in Arizona. Ms. Horowitz is the daughter of Carl and Irene Horowitz.

Boris Jody was elected a Director of the Company in 1984. Mr. Jody is currently retired. Mr. Jody previously was with Standard Motor Products, Inc., where he had been Vice President of Corporate Affairs.

Jascha J. Gurevitz was elected as a Director of the Company in 2000. Currently, Mr. Gurevitz is retired. Previously, Mr. Gurevitz worked for Central News Agency of Johannesburg, South Africa from 1958 through 1990 as manager of their New York office.

Anna Dichter joined the Company in 1968 as Controller. She was elected Secretary/Treasurer of the Company in 1977. Mrs. Dichter, who devotes her full time and efforts to the affairs of the Company, is in charge of maintaining the Company's books on a day-to-day basis. She is the sister of Irene Horowitz.

Terry J. Wolfgang has been a Director of the Company since 1989. She has been engaged in the private practice of law in New York City. Ms. Wolfgang is the daughter of Carl and Irene Horowitz. Ms. Wolfgang has occasionally performed legal services for the Company.

Dr. Mohan Sanduja, PHD joined the Company in 1979 as Assistant Director of Research. In 1982, he became a Director of Research and Development. In 1987, he became a Director of the Company and Vice President of Research and Development.

Clare Chamow joined the Company in 1982. She became a Vice President in March of 1996 and is responsible for office management. She is a graduate of Brooklyn College with a B.A. Degree in Education.

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of more than 10% of Polymer's Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Polymer's securities. Polymer believes that, during 2002, none its directors, executive officers and 10% shareowners changed any of their ownership of the Company. In making this statement, Polymer has relied upon the written representations of its directors, executive officers and stockholders.

ITEM 10. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid during the years ended December 31, 2002 and 2001 to the chief executive officer and those three executive officers of the Company who earned in excess of $100,000 for the year ended December 31, 2002.



                                                     SUMMARY COMPENSATION TABLE
                        ----------------------------------------------------------------------------------------------------
                                                                                         LONG TERM
                                                                                        COMPENSATION
                             ANNUAL COMPENSATION                    AWARDS                PAYOUTS
                        -------------------------------    -------------------------   -------------
  (a)                  (b)            (c)         (d)         (e)            (f)           (g)                (h)
  NAME                                                         OTHER       RESTRICTED    SECURITIES
  AND                                                         ANNUAL        STOCK         UNDERLYING           LTIP
PRINCIPAL                                                     COMPEN-       AWARDS         OPTIONS/          PAYOUTS
POSITION              YEAR     SALARY ($)      BONUS($)       SATION($)      ($)            SAR'S(#)            ($)
CARL HOROWITZ         2002      175,078             -        15,122  (1)         -            -                -
CEO, PRESIDENT        2001      171,765             -             -              -            -                -
                      2000      180,440             -             -         53,125            -                -

IRENE HOROWITZ        2002      143,427             -         9,334  (1)         -            -                -
SENIOR VICE           2001      134,591             -             -              -            -                -
PRESIDENT             2000      141,388             -             -         53,125            -                -

JOHN M. RYAN          2002      234,904        30,000        18,798  (2)         -            -                -
EXECUTIVE VICE        2001      286,583             -             -              -            -                -
PRESIDENT             2000      247,178             -             -              -            -                -

MOHAN SANDUJA         2002      123,989             -             -              -            -                -
VICE PRESIDENT        2001      124,073             -             -              -            -                -
RESEARCH AND          2000      128,180             -             -              -            -                -
DEVELOPMENT

          (1)  Represents automobile lease and insurance payments.

          (2) Represents automobile lease and insurance payments and premiums on officer's life insurance policy in which Mr. Horowitz has the right to designate the beneficiary.

Stock Options

No executive officer owns any stock options or stock appreciation rights .

Employment Agreements

On May 17, 1998, the Company amended Mr. Horowitz's employment agreement to extend it through May 16, 2003. Additionally, Mr. Horowitz's base salary under the new agreement was $170,000 for 1998 with annual increases of $10,000 thereafter until December 31, 2002. In the final period of the agreement (January 1, 2003 through May 16, 2003), Mr. Horowitz is entitled to receive salary at the annual rate of $240,000. During 2002 and 2001, Mr. Horowitz agreed to accept a lesser salary of $175,078 and $171,765, respectively, to assist in the Company's efforts to reduce expenses. Mr. Horowitz has agreed to continue receiving a reduced salary in 2003.

On July 26, 1994 the Company entered into retirement agreements with the Company's President and Senior Vice President. The agreements set a compensation rate of 60% of the average annual compensation for the five preceding year's, payable for the remainder of the individuals' life. In addition the Company is to maintain the individuals' medical benefits.

Compensation of Directors

Directors who are not employees of the Company receive a fee of $500 for each regular meeting of the Board of Directors that they attend.

Effective January 1, 1990, the Company adopted a qualified noncontributory profit sharing plan. Eligible employees must meet two requirements to become participants; attainment of age 21 and completion of one year of service with the Company. Employer contributions, if any, are determined at the Board of Directors' discretion. A percentage of the benefits vest after three years of qualifying service. The Company elected to make a $5,000 contribution for 2001.

ITEM 11. Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters

The following table sets forth certain information, as of March 31, 2003, with respect to each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each executive officer named on the Summary Compensation table, and by all officers and directors as a group:

                                                                                               Amount
                              Name And Address Of                 Beneficially                Percentage
Title Of Class                 Beneficial Owner                      Owned                    Of Class
--------------                 -------------------                   -----                    ----------
Common stock                    Carl Horowitz                      762,668(1)                  37.14 (1)
$.01 par value                  2719 Whitman Drive
                                Brooklyn, NY  11234


                                Irene Horowitz                     475,354(1)                  23.15 (1)
                                2719 Whitman Drive
                                Brooklyn, NY  11234


                                John M. Ryan                         40,210                     1.96
                                3035 Lonni Lane
                                Merrick, N.Y.  11566


                                      -13-

                                Alice J. Horowitz                   20,151                      0.98
                                3046 West Tonopah Drive
                                Phoenix, Arizona  85027


                                Boris Jody                               0                      0.00
                                4301 N. Ocean Blvd.
                                Boca Raton, Fl.

                                Jascha J. Gurevitz                       0                      0.00
                                155 East 93rd Street, Apt. 3A
                                New York, NY 10028


                                Anna Dichter                         1,800                      0.09
                                1757 E. 54th Street
                                Brooklyn, N.Y.

                                Terry J. Wolfgang                    3,700                      0.18
                                2186 Mill Avenue
                                Brooklyn, N.Y.  11234

                                Dr. Mohan Sanduja                    1,000                      0.05
                                144-90 91st Avenue
                                Flushing, N.Y.

                                Clare Chamow                           400                      0.02
                                5613 Fillmore Avenue
                                Brooklyn, N.Y. 11234


                                All executive officers and
                                Directors as a group (10
                                in number)                       1,013,908                     49.37

(1) Includes 291,375 shares jointly held by Carl and Irene Horowitz, but excludes shares individually held by the other.

ITEM 12. Certain Relationships and Related Transactions

During 2002, the Company compensated Terry S. Wolfgang, Esq. approximately $84,000 for legal services rendered to the Company. Ms. Wolfgang is a director of the Company and is the daughter of the Company's President, Dr. Carl Horowitz and Senior Vice President, Irene Horowitz.

ITEM 13. Exhibits and Reports on Form 8-k

        (a)    Exhibits

            Exhibit   Description

    (3.1) Registrant's Certificate of Incorporation, as amended, (incorporated by reference as previously filed with the United States Securities and Exchange Commission on January 7, 1986 on Form 10). Amendment to the Certificate of Incorporation dated July 23, 1988, (incorporated by reference as previously filed with the United States Securities and Exchange Commission in March 1991 with Form 10K)

    (3.2) By Laws, as amended (incorporated by reference as previously filed with the United States Securities and Exchange Commission on January 7, 1986 on Form 10K)

   (10.1) Employment Contract of Carl Horowitz, the Company's President, dated
          March 17, 1998 (filed with 1998 Form 10K). *

   (10.3) Retirement benefits agreement between the Company and Carl Horowitz, dated July 26, 1994 (incorporated by reference as previously filed with the United States Securities and Exchange Commission in March, 1995 with Form 10K). *

   (10.4) Retirement benefits agreement between the Company and Irene
          Horowitz, dated July 26, 1994 (incorporated by reference as previously filed with the United States Securities and Exchange Commission in March, 1995 with Form 10K). *

   (23.1) Consent of Independent Accountants

   (99.1) Certificate of Chief Executive Officer pursuant to 18 U.S.C.ss.1350.

    *Management Contract

    (b) Reports on Form 8-K.

          None

ITEM 14. Controls and Procedures

Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Chief Executive Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company that is required to be included in the Company's periodic SEC Reports. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

                        POLYMER RESEARCH CORP. OF AMERICA

                          INDEX TO FINANCIAL STATEMENTS


                                                                      Page

Independent Auditors' Report                                          F-2

Balance Sheets at December 31, 2002 and 2001                          F-3

Statements of Operations for the Years Ended

December 31, 2002, 2001 and 2000                                      F-4

Statements of Stockholders' Equity for the Years Ended

December 31, 2002, 2001 and 2000                                      F-5

Statements of Cash Flows for the Years Ended

December 31, 2002, 2001 and 2000                                      F-6

Notes to Financial Statements                                  F-7 - F-18

                              GOLDSTEIN & GANZ, P.C.    Member of the American
                          CERTIFIED PUBLIC ACCOUNTANTS  Institute of Certified
                               98 CUTTERMILL ROAD       Public Accountants,
                           GREAT NECK, NEW YORK 11021   SEC Practice Section
                                -------------------
                                 (516) 487-0110         Member of The New York
                            Facsimile (516) 487-2928    State Society of
                                                        Certified Public
                                                        Accountants


                          Independent Auditors' Report

To The Stockholders and Board of Directors
Polymer Research Corp. of America
Brooklyn, New York

We have audited the accompanying balance sheets of Polymer Research Corp. of America at December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polymer Research Corp. of America at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has suffered recurring losses from operations, and net capital deficiencies that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments relating to the recoverability or reclassification of any asset or liability that might result from the outcome of this uncertainty.



                                           -------------------------------------
                                                   GOLDSTEIN & GANZ, CPA's, P.C.
Great Neck, New York
March 26, 2003

                        POLYMER RESEARCH CORP. OF AMERICA
                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                     ASSETS

Current assets:                                                                        2002                    2001
                                                                                    -----------             -----------
Cash and cash equivalents                                                           $   204,508             $   711,952
Accounts receivable, less allowance for
   doubtful accounts of $-0- for 2002 and 2001                                          279,624                 515,343
Inventories                                                                             126,317                 143,836
Prepaid and refundable income taxes                                                     301,437                 154,401
Mortgage escrow                                                                         120,574                      --
Prepaid expenses and other current assets                                                55,586                   6,441
                                                                                    -----------             -----------
     Total current assets                                                             1,088,046               1,531,973
                                                                                    -----------             -----------

Property and equipment, net of accumulated depreciation
   of $1,280,655 and $1,194,815, respectively                                         2,509,181               2,594,197
                                                                                    -----------             -----------

Other assets:
Cash - restricted, non-current                                                               --                 150,000
Capitalized mortgage costs, net of amortization of $ 3,748                              108,692                      --
Security deposits                                                                           875                   2,175
                                                                                    -----------             -----------
                                                                                    $ 3,706,794             $ 4,278,345
                                                                                    ===========             ===========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                                               $   523,765             $   387,867
Deferred revenue                                                                        155,500                 259,250
Notes payable, current maturities                                                       142,975                 250,000
                                                                                    -----------             -----------
     Total current liabilities                                                          822,240                 897,117

Long-term liabilities:
Notes payable, long term                                                              1,494,591                 241,667
Due to shareholders                                                                     201,808                      --
                                                                                    -----------             -----------
     Total liabilities                                                                2,518,639               1,138,784

Stockholders' equity:
Common stock - $.01 par value; 4,000,000 share authorized, 2,075,784 and 1,925,784 issued, respectively,

2,053,644 and 2,031,504 outstanding                                                      20,757                  19,257
Capital in excess of par value                                                        3,728,478               3,504,978
Accumulated deficit                                                                  (2,543,319)               (366,913)
                                                                                    -----------             -----------
                                                                                      1,205,916               3,157,322
Less:  Treasury stock, at cost - 22,140 shares                                           17,761                  17,761
                                                                                    -----------             -----------
     Total stockholders' equity                                                       1,188,155               3,139,561
                                                                                    -----------             -----------
                                                                                    $ 3,706,794             $ 4,278,345
                                                                                    ===========             ===========

                       See Notes to Financial Statements.

                                    POLYMER RESEARCH CORP. OF AMERICA
                                        STATEMENTS OF OPERATIONS

                                                                     December 31,
                                                         -----------------------------------
                                                             2002                   2001
                                                             ----                   ----
Net revenues:
Research                                                 $ 1,779,600             $ 4,361,144
Production                                                   347,857                 710,948
                                                         -----------             -----------
                                                           2,127,457               5,072,092
Cost of revenues:
Research                                                     889,677                 957,277
Production                                                   472,981                 513,577
                                                         -----------             -----------
                                                           1,362,658               1,470,854
                                                         -----------             -----------

Gross profit                                                 764,799               3,601,238
Selling, general and administrative expenses:              2,561,130               3,126,286
Settlement expense                                           532,983                 445,158
                                                         -----------             -----------

Income (loss) from operations                             (2,329,314)                 29,794
                                                         -----------             -----------

Other income (expense):
Interest income                                                4,903                  15,266
Interest expense                                             (87,636)                (40,553)
                                                         -----------             -----------

Total other expense, net                                     (82,733)                (25,287)
                                                         -----------             -----------

Income (loss) before provision
 for (benefit from) income taxes                          (2,412,047)                  4,507

Provision for (benefit from) income taxes                   (235,641)                 (7,955)
                                                         -----------             -----------

Net income (loss)                                        $(2,176,406)            $    12,462
                                                         ===========             ===========

Basic and diluted

earnings (loss) per share                                ($     1.09)            $      0.01
                                                         ===========             ===========

Weighted average number of shares
outstanding                                                1,994,003               1,925,784
                                                         ===========             ===========

                       See Notes to Financial Statements.

                        POLYMER RESEARCH CORP. OF AMERICA
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                            Common Stock                Capital            Retained          Treasury Stock
                                -----------------------------------    In Excess           Earnings    ---------------------------
                                Shares Issued         Amounts            of Par           (Deficit)      Shares         Amount
                                -----------         -----------        -----------       -----------   -----------     -----------
Balance, December 31, 2001        1,925,784         $    19,257        $ 3,504,978       $  (379,375)       22,140     $    17,761

Net Income                                                                                    12,462
                                -----------         -----------        -----------       -----------   -----------     -----------

Balance, December 31, 2001        1,925,784              19,257          3,504,978          (366,913)       22,140          17,761

Private sale of Common Stock        150,000               1,500            223,500

Net Loss                                                                                  (2,176,406)
                                -----------         -----------        -----------       -----------   -----------     -----------

Balance, December 31, 2002        2,075,784         $    20,757        $ 3,728,478       $(2,543,319)       22,140     $    17,761
                                ===========         ===========        ===========       ===========   ===========     ===========

                       See Notes to Financial Statements.

                        POLYMER RESEARCH CORP. OF AMERICA
                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                    2002                    2001
                                                                -----------             -----------
Cash flows from operating activities:

Net income (loss)                                                (2,176,406)                 12,462
                                                                -----------             -----------
Adjustments to reconcile net (loss) income to
net cash provided by (used in) operating activities:
Depreciation and amortization                                        89,588                  87,187
Bad debt expense                                                     48,110                  21,094
Write-off of other receivables                                       27,100                      --
Accrued settlement expenses                                         258,260                      --
Changes in assets and liabilities:
Accounts receivable                                                 187,609                (254,776)
Inventories                                                          17,519                 (19,117)
Prepaid and refundable income taxes                                (174,136)                106,950
Mortgage escrow                                                    (120,574)                     --
Prepaid expenses and other current assets                           (49,145)                (30,787)
Security deposits                                                     1,300                    (980)
Accounts payable and accrued expenses                               135,898                 133,302
Deferred revenue                                                   (103,750)                (30,750)
                                                                -----------             -----------
Net cash provided by (used for) operating activities             (1,858,627)                 24,585

Cash flows from investing activities:

Purchase of property and equipment                                     (824)                 (7,605)
                                                                -----------             -----------
Net cash provided by (used for) investing activities                   (824)                 (7,605)
                                                                -----------             -----------

Cash flows from financing activities:

Proceeds from long term debt                                      1,400,000                 100,000
Principal payments of current maturities
on long term debt                                                  (170,694)                     --
Payments for mortgage financing                                    (112,440)                     --
Principal payments on long-term borrowings                         (341,667)               (100,613)
Loan from shareholders                                              201,808                      --
Proceeds from issuance of stock                                     225,000                      --
                                                                -----------             -----------
Net cash (used for) financing activities                          1,202,007                    (613)
                                                                -----------             -----------

Net increase (decrease) in cash                                    (657,444)                 16,367
Cash, beginning of year                                             861,952                 845,585
                                                                -----------             -----------
Cash, end of year                                                   204,508                 861,952
                                                                ===========             ===========

Supplemental information:
Interest paid                                                   $    88,332             $    39,301
                                                                ===========             ===========
Taxes paid                                                      $     1,025             $        --
                                                                ===========             ===========

                               See Notes to Financial Statements.

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Business Activity

Polymer Research Corp. of America ("the Company") is predominately engaged in the research and development of the applications of chemical grafting for both domestic and international companies. The Company also produces and sells products arising from research activities and textile printing inks. Revenue from research and production is derived from various customers throughout the United States and worldwide.

Concentration of Credit Risk

The Company maintains its cash in several bank accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. At December 31, 2002, the Company exceeded FDIC insured limits by $78,674.

The Financial instrument, which potentially subjects the Company to significant concentrations of credit risk, is principally trade accounts receivable.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue from research contracts is recognized upon satisfaction of the following two criteria: first, client approval of performance of a specific stage of the contract and second, when collection of the resulting revenue is assured. Revenue from production is recognized when the product is shipped for sale to customers.

Inventories

Inventories, which consists of raw materials and finished goods are valued at the lower of cost or market, with cost determined using the first-in, first-out method and with market defined as the lower of replacement cost or realizable value.

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued).

Property and Equipment

Property and equipment is stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

The Company capitalizes leased equipment when the terms of the lease result in the transfer to the Company of substantially all of the benefits and risks of ownership of the equipment.

Depreciation and amortization of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

          Land improvements                                       20 years
          Building and building improvements                      40 years
          Transportation equipment                            3 to 5 years
          Machinery and equipment                                  5 years
          Furniture and fixtures                             5 to 10 years
          Office equipment                                         5 years

Capitalized Mortgage Costs

Costs incurred in obtaining the mortgage used to finance the purchase the building were capitalized and amortized over the term of the related obligation utilizing the straight-line method.

Deferred Revenue

The Company records as deferred revenue payments received for research contracts prior to the culmination of the revenue process.

Income Taxes

The Company accounts for its income taxes utilizing Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" which requires that the Company follow the liability method of accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences."

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued).

Profit Sharing Plan

The Company maintains a qualified noncontributory profit sharing plan. The plan provides all eligible employees with a source of retirement income, as well as assistance in other circumstances such as death or disability. Eligible employees must meet two requirements to become participants; attainment of age 21 and completion of one year of service with the Company. Employer contributions are determined by an annual resolution of the Board of Directors. A percentage of the benefits vest after three years of qualifying service.

Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares. Diluted earnings per share are computed using the weighted average number of common shares and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of employee stock options, restricted stock, warrants and convertible securities.

The provisions of SFAS No. 128 "earnings per Share," which require the presentation of both net income per common share and net income per common share-assuming dilution preclude the inclusion of any potential common shares in the computation of any diluted per-share amounts when a loss from continuing operations exists. Accordingly, for 2002, net income per common share and net income per common share-assuming dilution are equal.

Reclassifications

Certain accounts relating to the prior years have been reclassified to conform to the current year's presentation. These reclassifications have no effect on previously reported income.

Segment Information

The Company operates in two segments. The Company is primarily in the business of performing research and development on a contract basis. Additionally, the Company also manufactures and sells chemical products arising from its research activities as well as inks used by textile businesses for the printing of textiles.

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 2 -  Inventories

Inventories at December 31, 2002 and 2001 were comprised of the following:

                                         2002                2001
                                       --------            --------

             Raw materials             $122,857            $141,549
             Finished goods               3,460               2,287
                                       --------            --------

                                       $126,317            $143,836
                                       ========            ========


Note 3 -  Property and Equipment

Property and equipment at December 31, 2002 and 2001 was comprised of the following:

                                                2002                  2001
                                             ----------            ----------
    Land                                     $  450,000            $  450,000
    Land improvements                            80,211                80,211
    Building                                  2,550,000             2,550,000
    Building improvements                       301,880               301,880
    Machinery and equipment                     262,874               262,050
    Furniture and fixtures                      100,424               100,424
    Office equipment                             44,447                44,447
                                             ----------            ----------
                                              3,789,836             3,789,012
   Less: Accumulated depreciation
               and amortization               1,280,655             1,194,815
                                             ----------            ----------

                                             $2,509,181            $2,594,197
                                             ==========            ==========

Depreciation and amortization expense related to property and equipment amounted to $85,840, and $87,187 for the years ended December 31, 2002 and 2001, respectively.

Note 4 - Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2002 and 2001 were comprised of the following:

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS


Note 4 - Accounts Payable and Accrued Expenses (continued)

                                               2002                2001
                                             --------            --------

      Accounts payable                       $ 41,098            $ 83,915
      Accrued settlement expenses             306,150             200,000
      Accrued vacation                         31,829              30,916
      Accrued professional fees                40,000              42,200
      Other accruals                          104,688              30,836
                                             --------            --------

                                             $523,765            $387,867
                                             ========            ========

Note 5 - Long-term Debt

Long-term debt at December 31, 2002 and 2001 was comprised of the following:

                                                                                                     2002                  2001
                                                                                               ----------            ----------
Mortgage payable through July 2017 in equal monthly installments of $15,044 with interest at 10% per annum through July 2004, thereafter interest at varying rates adjusted every six months with no increase or decrease by more
than 2% on any single change date                                                              $1,379,306            $       --

Settlement payable over 3 years in equal
monthly payments of $8,333                                                                        258,260                    --

Revolving credit note maturing June 2002, interest payable monthly at prime plus 1%                    --               150,000

Term loan payable through May, 2005 in equal monthly installments of $8,333 with interest at 8.5%, collateralized by substantially all assets of

the Company                                                                                            --               341,667
                                                                                               ----------            ----------
                                                                                                1,637,566               491,667
Less: Current maturities                                                                          142,975               250,000
                                                                                               ----------            ----------

Long-term portion                                                                              $1,494,591            $  241,667
                                                                                               ==========            ==========

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 5 - Long-term Debt (continued)

Mortgage Payable

In July, 2002, the Company entered into a 15 year mortgage for $1,400,000 which is secured by real property and improvements at the Company's corporate headquarters in Brooklyn, NY. Interest on the unpaid balance of the $1,400,000 will accrue at a fixed rate of 10% per annum for the first 24 months of the loan. Beginning August 2004 the interest rate will adjust to the 6-month London Interbank Offer Rate plus 775 basis points (the "Adjusted Interest Rate"). The Adjusted Interest Rate will be adjusted every six months thereafter and will not be increased or decreased by more than 2% on any single change date. At December 31, 2002 the balance due under the term of the mortgage was $1,379,306.

The principal payments of the term of the mortgage payable are as follows:

                     Year Ending December 31:
                     ------------------------
                               2003                44,611
                               2004                49,282
                               2005                54,443
                               2006                60,144
                               2007                66,441
                         thereafter             1,104,385
                                               ----------
                                               $1,379,306
                                               ==========

Settlement Payable

During the year the Company settled a legal action for thirty-six equal monthly payments of $8,333, which began in February 2003. The present value of this obligation was recorded on the balance sheet based upon an imputed interest rate of 10%. At December 31, 2002, the balance due under the terms of the settlement was $258,260.

Revolving Credit Note

The Company was provided a $150,000 revolving credit facility, maturing on June 30, 2002, replacing its $250,000 revolving line of credit. Interest was payable monthly at 1% above the bank's prime rate. During 2001 the Company drew upon the entire $150,000 line of credit, which was fully repaid at December 31, 2002. The Company no longer has the line of credit available.

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 5 - Long-term Debt (continued)

Term Loan Payable

On March 20, 2000, the Company entered into a borrowing arrangement with the bank that issued the revolving credit facility. At December 31, 2002, the balance due under the term loan was $341,667. During 2002, in connection with the new mortgage financing, the loan was repaid in full (see Mortgage Payable above).

In connection with the term loan, the Company was required to place $150,000 into a money market account to collateralize the loan. During 2002, in connection with the new mortgage financing the $150,000 was released upon satisfaction of the note (see Mortgage Payable above).

Note 6 - Deferred Revenue

At December 31, 2002 and 2001 the Company received research contract payments not yet earned aggregating $155,500 and $259,250, respectively.

                          .
Note 7 - Commitments and Contingencies

Litigation

At December 31, 2002, the Company is a defendant in various lawsuits, which arose, in the ordinary course of business. As of December 31, 2002, the Company recorded a provision which it deemed adequate for legal expenses and potential unfavorable rulings in certain of these cases. As of December, the Company had settled certain of the cases and recorded legal settlement expenses of $532,983 for the year 2002.

Retirement Agreements

On July 26, 1994 the Company entered into retirement agreements with the Company's President and Senior Vice President. The agreements set a compensation rate of 60% of the average annual compensation for the five preceding years, payable for the remainder of the individuals' life. In addition the Company is to maintain the individuals' medical benefits.

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 7 - Commitments and Contingencies(continued)

Employment Agreements

On May 17, 1998, the Company amended Mr. Horowitz's employment agreement to extend it through May 16, 2003. Additionally, Mr. Horowitz's base salary under the new agreement was $170,000 for 1998 with annual increases of $10,000 thereafter until December 31, 2002. In the final period of the agreement (January 1, 2003 through May 16, 2003), Mr. Horowitz is entitled to receive salary at the annual rate of $240,000. During 2002 and 2001, Mr. Horowitz agreed to accept a lesser salary of $175,078 and $171,765, respectively, to assist in the Company's efforts to reduce expenses. Mr. Horowitz has agreed to continue receiving a reduced salary in 2003.

Leases

The Company has entered into various noncancellable operating leases for office space and equipment requiring future minimum lease payments as follows:

          Years Ending December 31:
          -------------------------
                         2003                            $  60,368
                         2004                               33,910
                         2005                               34,715
                         2006                               14,600

Rent expense charged to operations for the years ended December 31, 2002 and 2001 amounted to $66,524 and $78,834, respectively.

Going Concern

The Company has continued to sustain losses and continues to require additional sources of cash to fund its operations. These circumstances create uncertainty about the Company's ability to continue as a going concern.

Management of the Company has developed a plan to improve cash flow through increasing revenue and raising additional funds either through the issuance of debt or equity. Throughout 2002 and prospectively, management believes that the impact of the September 11, 2001 tragedy negatively affected to a significant degree the resources available for research of the Company's clients. However, management further believes that such resources have become more available since late 2002 and will continue directing its efforts and resources toward expanding and developing research contracts with new and existing customers. During the early portion of 2003, the Company required additional working capital and received a loan from its Senior Vice President of approximately $99,000. However, during the balance of the first quarter of 2003, the Company

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 7 - Commitments and Contingencies(continued)


began experiencing an increase in new research contracts and greater cash receipts from operations. For the period January 1, 2003 through March 31, 2003, collections of accounts receivable and deposits for new research contracts exceeded $800,000 of which approximately $60,000 was used to partially repay the loan received from the Senior Vice President.

The Company may require additional working capital until such time as profitability from increased sales are achieved and the Company reaches break-even levels. The Company is actively seeking to raise additional capital. There can be no assurance that the Company will be successful in raising such funds and that if additional funds are raised, that they will be sufficient to maintain the Company until its operations achieve profitability.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional funds and the Company's success in increasing revenues. The Company anticipates that cash from operations and the additional financing, if successful, will provide the funds it requires for the balance of the year ending December 31, 2003. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 8 - Shareholders Rights Plan

On July 20, 1995, the Company adopted a Shareholders Rights Plan. The Company adopted the plan to protect shareholders against unsolicited attempts to acquire control of the Company. The rights were issued to shareholders of record on July 31, 1995 and will expire on July 31, 2005. The Rights Plan provides for the issuance of one stock right for each outstanding share of the Company's common stock. The rights will become exercisable only if an "acquiring party" (as defined in the rights plan) acquires 15% or more of the Company's common stock or announces a tender offer that would result in ownership of 15% or more of the Company's common stock. Each right will entitle the holder to buy one share of common stock at an exercise price of $25, subject to adjustment.

Upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's stock or shares in an "Acquiring Entity" at 50% of those shares market value. The Company will generally be entitled to redeem all rights for $.01 per right at any time prior to the tenth day following the acquisition of 15% or more of the Company's common stock by a person or group.

Note 9 - Income Taxes

The provision for (benefit from) income taxes is summarized as follows:

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS


Note 9 - Income Taxes (continued).

               Current:                        2002                 2001
               -------                         ----                 ----
               Federal                       $(272,500)                   --
               State and local                  36,859             $  16,391
                                             ---------             ---------

                                              (235,641)               16,391
                                             ---------             ---------
               Deferred:
                                                                   ---------
               Federal                              --                (8,341)
               State and local                     -0-               (16,005)
                                             ---------             ---------
                                                   -0-              (24,346)
                                             ---------             ---------
                                             $(235,641)            $  (7,955)
                                             =========             =========


The reconciliation between the tax provision (benefit) utilizing the maximum federal statutory tax rate for the years ended December 31, 2002 and 2001 and the rates reflected in the accompanying financial statements are as follows:

                                                                       2002                  2001
                                                                  ---------             ---------
          Income tax (benefit) at U.S. statutory rates            $(843,863)            $   1,577
          Change in allowance for deferred tax assets               569,264                (9,786)
          Surtax exemption                                           15,000                    --
          State and local taxes                                      23,958                   254
                                                                  ---------             ---------

          Income tax provision (benefit)                          $(235,641)            $  (7,955)
                                                                  =========             =========

For the year ending December 31, 2002, the Company will elect to carryback the current year net operating loss, which will result in an estimated federal refundable tax credit of $ 272,500. As a result of losses incurred through December 31, 2002, after giving effect to the carryback, the Company has a net operating loss carryforward of approximately $1,640,000. This carryforward will expire in 2022.

As a result of the current year net operating loss, the Company recorded a deferred tax asset of approximately $ 741,300. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Because realization is not assured, at December 31, 2002 the Company recorded a valuation allowance of $ 741,300.

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 10 - Industry Segments

The Company's operations are classified into the following two industry segments: Research - providing laboratory research services in the area of polymer chemistry, and Production -the manufacturing and sale of products arising from research activities and the sale of textile printing inks and accessories.

Selected financial information on industry segments for the years ended December 31, 2002 and 2001 are as follows:

                                                       2002                     2001
                                                    -----------             -----------
Net Revenues:
     Research                                       $ 1,779,600             $ 4,361,144
     Production                                         347,857                 710,948
                                                    -----------             -----------
Total Net Revenues                                  $ 2,127,457             $ 5,072,092
                                                    ===========             ===========

Gross Profit:
     Research                                       $   889,923             $ 3,403,867
     Production                                        (125,124)                197,371
                                                    -----------             -----------
Total Gross Profit                                      764,799               3,601,238
     Selling, General and Administrative
     Expenses                                         2,561,130               3,126,286
     Settlement Expense                                 532,983                 445,158
                                                    -----------             -----------
Income (Loss) from Operations                       $(2,329,314)            $   (29,794)
                                                    ===========             ===========

Capital Expenditures:
      Research                                      $        --             $     1,824
      Production                                             --                     879
      Corporate                                             824                   4,902
                                                    -----------             -----------
Total                                               $       824             $     7,605
                                                    ===========             ===========

Depreciation and Amortization:
      Research                                      $    33,863             $    35,155
      Production                                         16,320                  16,942
      Corporate                                          35,657                  35,090
                                                    -----------             -----------
Total                                               $    85,840             $    87,187
                                                    ===========             ===========

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS

Note 10 - Industry Segments (continued)

                                                    December 31,
                                           ----------------------------------
                                             2002                   2001
                                             ----                   ----
Identifiable Assets:
   Research                                $1,084,042            $1,502,680
   Production                                 862,424               743,206
   Corporate                                1,760,328             2,032,459
                                           ----------            ----------

Total                                      $3,706,794            $4,278,345
                                           ==========            ==========

Net income from operations represents net sales less operating expenses for each segment and corporate expenses, which are not directly attributable to any segment. Segment identifiable assets include accounts receivable, inventories and property and equipment for use in, or directly attributable to, the individual segments. Corporate identifiable assets include cash, property and equipment and other assets, which are not directly attributable to any individual segment.

There was no individual customer from which the Company derived 10% or more of its revenues during the periods presented.

Note 11 - Profit Sharing Plan

Profit sharing expense under the Company's noncontributory profit sharing plan charged to operations amounted to $5,590 for the year ended December 31, 2001. There was no profit sharing expense for the year ended December 31, 2002.

Note 12 - Quarterly Results of Operations (Unaudited)

     Below is a summary of the quarterly results of operations for each quarter of 2002 and 2001:

2002                                       First                Second                  Third                 Fourth
----------------------------            ----------            ----------             ----------             ----------
Revenue                                 $1,017,486            $  614,776             $  186,710             $  308,485
Gross profit (loss)                        775,193               234,716               (113,944)              (131,166)
Net income (loss)                       $    2,694            $ (581,201)            $ (881,660)            $ (713,545)

Basic and diluted net income
(loss) per common share                 $     0.00            $    (0.30)            $    (0.43)            $    (0.34)

                        POLYMER RESEARCH CORP. OF AMERICA
                          NOTES TO FINANCIAL STATEMENTS


Note 12 - Quarterly Results of Operations (Unaudited) (continued)

2001                                       First                 Second                   Third                 Fourth
----                                       -----                 ------                   -----                 ------
Revenue                                 $ 1,399,573            $ 1,300,479             $ 1,196,085            $ 1,175,955
Gross profit                              1,127,084                869,020                 830,668                774,466
Net income (loss)                       $    49,525            $   (49,241)            $    12,754            $      (576)

Basic and diluted net income
(loss) per common share                 $      0.03            $     (0.03)            $      0.01            $     (0.00)

Note 13 - Subsequent Events

During the early portion of 2003, the Company required additional working capital and received a loan from its Senior Vice President of approximately $99,000. However, during the balance of the first quarter of 2003, the Company began recognizing a greater increase in new research contracts and greater cash receipts from operations. For the period January 1, 2003 through March 31, 2003, collections of accounts receivable and deposits for new research contracts exceeded $800,000 of which approximately $60,000 was used to partially repay the Senior Vice President.

During the first quarter of 2003, the Company received an approval for an SBA Disaster Loan for $491,500. The loan requires no payments of principle or interest during the first two years. The term of the loan is thirty years and bears interest at 4.5%. The Company expects to receive funding from the loan during the second quarter of 2003.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                        POLYMER RESEARCH CORP. OF AMERICA



                                   POLYMER RESEARCH CORP. OF AMERICA
                                   ---------------------------------
                                                   (Registrant)


                                   By   /s/ Carl Horowitz      Date
                                     -------------------------     ------------
                                      CARL HOROWITZ,
                                      President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated


/s/ Carl Horowitz                       Director
---------------------------------                      ------------
Carl Horowitz                                          Date

/s/ Irene Horowitz                      Director
--------------------------------                       -----------
Irene Horowitz                                         Date


/s/John Ryan                            Director
--------------------------------                       -----------
John Ryan                                              Date


/s/Alice J. Horowitz                    Director
--------------------------------                       -----------
Alice J. Horowitz                                      Date


/s/Jascha J. Gurevitz                   Director
--------------------------------                       -----------
Jascha J. Gurevitz                                     Date


/s/Boris Jody                           Director
--------------------------------                       -----------
Boris Jody                                             Date


/s/Dr. Mohan Sanduja                    Director
--------------------------------                       -----------
Dr. Mohan Sanduja PhD                                  Date


/s/Terry J. Wolfgang                    Director
--------------------------------                       -----------
Terry J. Wolfgang                                      Date

I, Carl Horowitz, certify that:

1. I have reviewed this annual report on Form 10-KSB of Polymer Research Corp. of America;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and I have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. I have disclosed, based on my most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions): a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

        April __, 2003
                                                   /s/ Carl Horowitz
                                                   ----------------------
                                                   Carl Horowitz
                                                   Chief Executive Officer
                                                   and Chief Financial Officer